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                                                                   Exhibit 23.1

              Consent of Independent Certified Public Accountants

The Board of Directors
Assisted Living Concepts, Inc.:

   We consent to incorporation by reference in the Registration Statements (No. 333-58953 and No. 333-2352) on Forms S-8 of Assisted Living Concepts, Inc. of our report dated February 28, 1997, except for notes 15 and 16 to the consolidated financial statements, as to which the dates are March 4, 1997 and September 10, 1999, respectively, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1995 and 1996 (as restated), and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996 (as restated), which report appears in the December 31, 1996 annual report on Form 10-K/A of Assisted Living Concepts, Inc.

   As discussed in note 16 to the consolidated financial statements, the Company has restated its financial statements as of and for the year ended December 31, 1996.

                                          KPMG LLP

Portland, Oregon
September 27, 1999